UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2017

OPHTHOTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor
New York, New York 10119
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

(a)    Novartis Agreement Termination

On October 24, 2017, Ophthotech Corporation (“Ophthotech”) received from Novartis Pharma AG (“Novartis” and, together with Ophthotech, the “LCA Parties”) a termination notice dated October 23, 2017 terminating with immediate effect the Licensing and Commercialization Agreement between Ophthotech and Novartis dated May 19, 2014 (the “LCA”).  Under the LCA, Ophthotech had granted Novartis exclusive rights under specified intellectual property controlled by Ophthotech to manufacture, from bulk active pharmaceutical ingredient (“API”) supplied by Ophthotech, standalone Fovista® (pegpleranib) products and products combining Fovista with an anti-vascular endothelial growth factor (“anti-VEGF”) product to which Novartis has rights in a co-formulated product, for the treatment, prevention, cure or control of any human disease, disorder or condition of the eye, and to develop and commercialize those licensed products in all countries outside of the United States. A description of the material terms of the LCA appears in Ophthotech’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on February 28, 2017 (the “2016 Annual Report”).

Following the December 2016 announcement that two of three pivotal Phase 3 clinical trials (OPH1002 and OPH1003) of Fovista in combination with anti-VEGF therapy for the treatment of wet age-related macular degeneration (“wet AMD”), failed to meet their primary efficacy endpoint, and prior to the LCA Parties receiving initial top-line data from the third Phase 3 clinical trial (OPH1004) of Fovista in combination with anti-VEGF therapy for the treatment of wet AMD, in July 2017, the LCA Parties entered into a letter agreement (the “Letter Agreement”) with respect to the LCA. Under the Letter Agreement, the LCA Parties agreed to a process and timeline for evaluating data, once it became available, from the OPH1004 trial. The letter agreement also provided Novartis the right to terminate the LCA with immediate effect in certain circumstances. Novartis elected to exercise this termination right following Ophthotech’s August 2017 announcement that the OPH1004 trial also did not meet its primary efficacy endpoint and that Ophthotech had terminated the Fovista Phase 3 program.

Ophthotech does not have any other material relationship with Novartis. Neither of the LCA Parties incurred any early termination penalties in connection with the termination of the LCA.

(b)    Nektar Agreement Termination

On October 27, 2017, Ophthotech and Nektar Therapeutics (“Nektar” and, together with Ophthotech, the “LMS Agreement Parties”) agreed to terminate the License, Manufacture and Supply Agreement dated as of September 30, 2006, by and between Nektar and (OSI) Eyetech, Inc., as the same was assigned to Ophthotech on July 27, 2007 and amended from time to time thereafter (the “LMS Agreement”). Under the LMS Agreement, Nektar had granted Ophthotech an exclusive worldwide license under specified intellectual property controlled by Nektar to make, have made, develop, use, import, offer for sale and sell particular products that are produced by linking the oligonucleotide aptamer in Fovista to a specified polyethylene glycol (“PEG”) reagent by means of pegylation to produce Fovista API. Also under the LMS Agreement, Nektar had agreed to supply on an exclusive basis to Ophthotech, and Ophthotech was obligated to purchase on exclusive basis from Nektar, Ophthotech’s entire requirements for the PEG reagent used to formulate Fovista. A description of the material terms of the LMS Agreement appears in Ophthotech’s 2016 Annual Report.

The LMS Agreement Parties agreed to terminate the LMS Agreement following the failure of the Phase 3 clinical program for Fovista. Ophthotech does not have any other material relationship with Nektar. Neither of the LMS Agreement Parties incurred any early termination penalties in connection with the termination of the LMS Agreement. In connection with the termination, Ophthotech retained the right to use PEG reagent previously purchased from Nektar to manufacture Fovista and to use any Fovista manufactured with such reagent for research and development purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: October 27, 2017	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary

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